Exhibit 5.1

June 7, 2002

Gateway, Inc.
14303 Gateway Place
Poway, CA 92064

Ladies and Gentlemen:

        I am the Senior Vice President, General Counsel and Corporate Secretary of Gateway, Inc., a Delaware corporation (the "Company"), and as such, I and lawyers on my legal staff have acted as counsel for the Company in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") proposed to be filed with the Securities and Exchange Commission (the "SEC") for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), up to 16,000,000 shares (the "Shares") of the Company's Common Stock, $.01 par value per share, which are to be issued pursuant to the Gateway, Inc. 2000 Equity Incentive Plan (the "Plan").

        In connection with the Registration Statement, I or the lawyers over whom I exercise general legal supervision have examined such corporate records, certificates and other documents upon which I have relied and reviewed such questions of law as I or they have deemed necessary or appropriate for the purposes of this opinion. On the basis of such examination and review, I advise you that in my opinion the Shares, if and when issued and paid for in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to all references to me included in such Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ JAVADE CHAUDHRI Javade Chaudhri
Senior Vice President, General Counsel & Corporate Secretary